                                                                      Exhibit 11


                     BED BATH & BEYOND INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                                SIX MONTHS ENDED


                                                                      August 25,         August 27,
                                                                         1996               1995
                                                                         ----               ----

Weighted average number of shares outstanding                         68,308,680         67,794,898

Dilutive effect of common equivalent shares
    (stock options) outstanding                                        2,155,964          1,259,064
                                                                     -----------        -----------
Weighted average number of shares and dilutive common
    equivalent shares (stock options) outstanding                     70,464,644         69,053,962
                                                                     ===========        ===========


Net earnings                                                         $22,819,000        $16,635,000
                                                                     ===========        ===========

Net earnings per share                                               $       .32        $       .24
                                                                     ===========        ===========




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